STATEMENT OF REGISTERED INVESTMENT COMPANIES
PURSUANT TO RULE 17g-1 UNDER THE 1940 ACT

Pursuant to Rule 17g-1 under the Investment Company Act of 1940, the undersigned registered investment management company hereby states, on behalf of each of the funds in the Aquila Group of Funds, as follows:

The premium for the six million dollar insured bond covering the Aquila Group of Funds has been paid through the period ending October 31, 2016.

Dated this 28th day of October, 2015.
The Aquila Group of Funds

	By:	/s/ Randall S. Fillmore
Randall S. Fillmore
Chief Compliance Officer

		Minimum
	Total Assets	Bond
Trust	09/30/15	Required

Aquila Funds Trust, consisting of:
Aquila Three Peaks High Income Fund	$173,296,278
Aquila Three Peaks Opportunity Growth Fund	404,106,859
	$577,403,137	$900,000

Aquila Municipal Trust, consisting of:
Aquila Churchill Tax-Free Fund of Kentucky	$237,575,884
Aquila Narragansett Tax-Free Income Fund	236,078,546
Aquila Tax-Free Fund of Colorado	294,308,218
Aquila Tax-Free Fund For Utah	377,426,501
Aquila Tax-Free Trust of Arizona	283,061,308
	$1,428,450,457	$1,250,000

Capital Cash Management Trust	1,001	50,000

Churchill Cash Reserves Trust	1,001	50,000

The Cascades Trust	582,473,418	900,000

Hawaiian Tax-Free Trust	766,335,104	1,000,000

	$3,354,664,117	$4,200,000